Exhibit 99

ProCentury Corporation Reports 2007 Third Quarter Results
COLUMBUS, Ohio, October 31, 2007 — ProCentury Corporation (Nasdaq: PROS), a specialty property and casualty insurance holding company, reported net income for the three months ended September 30, 2007 of $5.8 million, or $0.43 per diluted share, compared to net income of $5.1 million, or $0.39 per diluted share, for the same period in 2006. Net income for the nine months ended September 30, 2007 was $17.6 million, or $1.31 per diluted share, compared to net income of $14.8 million, or $1.11 per diluted share, for the nine months ended September 30, 2006.
Highlights for the quarter ended September 30, 2007 include:
•	Net income per diluted share of $0.43, which includes $0.02 of net realized investment losses;

•	A 12.2% increase in net income for the third quarter of 2007 compared to the third quarter of 2006;

•	A combined ratio of 93.6%;

•	A decline in gross written premiums of 6.0% compared to the third quarter of 2006; and

•	Book value per share of $11.58 at September 30, 2007 compared to $10.75 at December 31, 2006.
Edward Feighan, ProCentury’s Chief Executive Officer said, “I am pleased that our earnings growth has been strong again this quarter. Notwithstanding a more challenging marketplace, we have delivered a 12% increase in net income for the third quarter 2007 over third quarter 2006. And for the year so far, we have delivered net income growth of over 19%. In the face of significant price competition, we continue to focus on profitability, and continue to secure new opportunities for niche specialty business.”
Results for the Third Quarter 2007
For the third quarter ended September 30, 2007, ProCentury’s net income increased by 12.2% to $5.8 million, or $0.43 per diluted share, compared to net income of $5.1 million, or $0.39 per diluted share for the same period in 2006.
The combined ratio was 93.6% for the third quarter of 2007 compared to 94.9% for the third quarter of 2006. The third quarter 2007 combined ratio includes a loss ratio of 59.1% and an expense ratio of 34.5%. This compares to a loss ratio of 62.1% and an expense ratio of 32.8% for the third quarter of 2006.
Gross premiums written for the third quarter of 2007 declined by 6.0% to $65.1 million compared to $69.3 million for the same period in 2006. Premiums earned were $55.9 million in the third quarter of 2007, an increase of 0.8% compared to $55.4 million in the third quarter of 2006.
Investment income for the third quarter of 2007 increased by 11.4% to $5.6 million compared to $5.0 million in the third quarter of 2006. Net realized investment losses were $355,000 in the third quarter of 2007 compared to net realized investment gains of $4,000 in the third quarter of 2006.

Results for the Nine Months Ended September 30, 2007
For the nine months ended September 30, 2007, ProCentury’s net income was $17.6 million, or $1.31 per diluted share, an increase of 19.3% from net income of $14.8 million or, $1.11 per diluted share, for the same period in 2006.
The combined ratio was 93.4% for the first nine months of 2007 compared to 94.7% for the same period in 2006. The 2007 combined ratio for the first nine months of the year consists of a loss ratio of 59.9% and an expense ratio of 33.5%. These compare to a loss ratio of 62.0% and an expense ratio of 32.7% for the same period in 2006.
For the nine months ended September 30, 2007, gross premiums written were $191.4 million, a decline of 0.8% from $193.0 million for the same period in 2006. Premiums earned were $167.0 million for the first nine months of 2007, up 6.3% compared to $157.0 million for the same period last year.
Investment income for the nine months ended September 30, 2007 was $16.5 million, an increase of 16.9% from $14.1 million reported for the first nine months of 2006. Net realized investment losses were $593,000 for the nine months ended September 30, 2007 compared to $37,000 for the nine months ended September 30, 2006.
Future Outlook
The following forward-looking statement is based on current expectations and actual results may differ materially as explained more completely in the note on forward-looking statements below.
As we have said throughout the year, we are looking into new initiatives to offset the impact of a softening market. Over the course of the past year, we have started a new marine division, reentered the environmental contractors and consultants business, and reentered the surety business. It appears from today’s vantage point that our 2007 gross written premiums should be within a range of $249.0 million to $275.0 million, which represents a range of a five percent increase or decrease compared to last year’s gross written premium.
Conference Call
ProCentury’s 2007 third quarter results will be discussed by management in more detail on Thursday, November 1, 2007 at 10:00 a.m. EDT.
To listen to the call, please dial 1-877-407-0782, approximately five minutes prior to the start of the call. Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Company’s website at http://www.procentury.com. For those who cannot listen to the live conference call, a replay will be available from approximately 1:00 p.m. EDT on November 1, 2007 until midnight on November 8, 2007. The access number for the replay is 1-877-660-6853. The account number is 286 and the conference ID is 259115. The replay will also be accessible through the company’s website at http://www.procentury.com.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its primary subsidiary, Century Surety Company, underwrites property and casualty insurance for small- and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.

NOTE ON FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical statements are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are derived from information that we currently have and assumptions that we make and may be identified by words such as “believes,” “anticipates,” “expects,” “plans,” “should,” “estimates” and similar expressions. Our forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated or implied in our forward-looking statements, including but not limited to: 1) risks inherent in establishing loss and loss adjustment expense reserves; 2) uncertainties related to the ratings of our insurance subsidiary; 3) uncertainties related to governmental and regulatory policies; 4) uncertainties relating to the cyclical nature of our business; 5) changes in our relationships with, and the capacity of, our general agents; 6) the risk that our reinsurers may not be able to fulfill their obligations to us; and 7) the risk and uncertainty of entering into new lines of business. You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional disclosure regarding potential risks, please refer to documents we file with the Securities and Exchange Commission.

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in thousands, except per share data)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Gross premiums written	$65,136	69,303	191,375	193,012
Net premiums written	$55,832	60,665	164,476	169,586

Premiums earned	$55,873	55,425	166,958	156,992
Net investment income	5,571	4,999	16,497	14,114
Net realized investment (losses) gains	(355)	4	(593)	(37)
Other income	159	101	379	353

Total revenues	61,248	60,529	183,241	171,422

Losses and loss expenses	33,037	34,393	100,038	97,407
Amortization of deferred policy acquisition costs	14,068	14,440	42,456	39,402
Other operating expenses	5,190	3,719	13,394	11,969
Interest expense	684	608	2,038	1,718

Total expenses	52,979	53,160	157,926	150,496

Income before income taxes	8,269	7,369	25,315	20,926
Income tax expense	2,510	2,236	7,709	6,168

Net income	$5,759	5,133	17,606	14,758

Net income per share:
Basic	$0.43	0.39	1.33	1.13

Diluted	$0.43	0.39	1.31	1.11

Weighted average number of shares outstanding — basic	13,252,010	13,133,711	13,237,198	13,116,317

Weighted average number of shares outstanding — diluted	13,365,584	13,270,589	13,402,244	13,239,563

Loss and loss expense ratio	59.1%	62.1%	59.9%	62.0%
Expense ratio	34.5%	32.8%	33.5%	32.7%

Combined ratio	93.6%	94.9%	93.4%	94.7%

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Investments	$457,064	428,102
Cash	13,183	7,960
Premiums in course of collection, net	37,813	37,428
Deferred policy acquisition costs	26,497	26,915
Prepaid reinsurance premiums	15,631	14,051
Reinsurance recoverable on paid and unpaid losses, net	43,565	43,628
Other assets	26,217	20,964

Total assets	$619,970	579,048

Liabilities and Shareholders’ Equity
Loss and loss expense reserves	$275,082	250,672
Unearned premiums	126,717	127,620
Long term debt	25,000	25,000
Other liabilities	38,459	33,368

Total liabilities	465,258	436,660

Shareholders’ equity:
Common shares, without par value	—	—
Additional paid-in capital	102,967	100,954
Retained earnings	59,833	43,830
Accumulated other comprehensive loss, net of taxes	(8,088)	(2,396)

Total shareholders’ equity	154,712	142,388

Total liabilities and shareholders’ equity	$619,970	579,048

Book value per share	$11.58	10.75

Number of common shares outstanding	13,358,867	13,248,323

Source: ProCentury
Contact: Jeffrey Racz, 614-823-6302